Exhibit 99.1

FOR IMMEDIATE RELEASE

Corporate Contact:
Matthew E. Oakes
President, Chief Executive Officer and Director
Direct Insite Corp.
631.873.2900

Direct Insite Corp. to Present at the Southwest IDEAS Investor Conference
in Dallas on November 20, 2013

FT. LAUDERDALE, Fla., November 8, 2013 -- Direct Insite Corp. (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable and Accounts Receivable Transformation, announced today that Matthew E. Oakes, President & CEO, will present at the Southwest IDEAS Investor Conference on November 20, 2013. The conference is being held at the Sheraton Dallas Hotel by the Galleria in Dallas, Texas.  Direct Insite's presentation is scheduled to begin at 11:20 a.m. CT (12:20 p.m. ET).  A live and archived webcast of the presentation may be accessed at the conference website, www.SWIDEAS.com, or in the investor relations section of the Direct Insite website: www.directinsite.com.

"Some of the largest companies in the world are transforming their payables and receivables processes with Direct Insite's e-invoicing solutions.  As a result, Direct Insite has one of the largest global e-invoicing networks of its kind, and is one of the leading processors of electronic invoices," said Oakes.  "The Southwest IDEAS Investor Conference is the ideal forum to share with investors how Direct Insite stands apart from its competitors and how the company is investing in its solutions to drive future revenues."

The mission of the IDEAS Conferences is to provide independent regional venues for quality companies to present their investment merits to an influential audience of investment professionals.  Unlike traditional bank-sponsored events, IDEAS Investor Conferences are "Sponsored BY the Buyside FOR the Buyside" and for the benefit of regional investment communities.  Conference sponsors collectively have more than $120 Billion in assets under management. The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC.  Additional information about the events can be located at www.IDEASconferences.com.

About Direct Insite Corp.

Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation. For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments, including the shared services organizations of Fortune 3000 companies. Today, over 350,000 suppliers and customers use our e-invoicing network across 100+ countries (representing more than 35 currencies and 17 languages). Direct Insite's Invoices On-Line(TM) (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis. To learn more, visit www.directinsite.com.

#      #      #